Exhibit 99.1
TALBOTS REPORTS SECOND QUARTER FISCAL 2011 RESULTS
     HINGHAM, MA, September 7, 2011 — The Talbots, Inc. (NYSE:TLB) today reported results for the quarter ended July 30, 2011 and commented on key initiatives and actions as well as third quarter 2011.
     Second quarter loss from continuing operations was $37.4 million, or $0.54 per share, compared to last year’s income from continuing operations of $0.5 million or $0.01 per share.
     Adjusted second quarter loss from continuing operations was $35.5 million, or $0.51 per share, excluding special items of $1.9 million, or $0.03 per share, compared to last year’s adjusted income from continuing operations of $9.8 million, or $0.14 per share. A full reconciliation of GAAP to non-GAAP (“adjusted”) results is included with this release.
     Trudy F. Sullivan, Talbots President and Chief Executive Officer, commented, “As expected, our second quarter results reflect high levels of promotional and markdown activity. While we remain confident in our long-term strategic direction, in the near-term we are focused on delivering a more compelling, balanced merchandise assortment and driving improved top-line sales. We announced separately this morning that we have made a change in our leadership team with respect to the oversight of creative and design which we believe will facilitate improvements to the direction of our merchandise and our overall brand positioning.”
Second Quarter 2011 Operating Results:
•	Operating loss was approximately $34.0 million, compared to prior year’s operating income of $8.7 million.

•	Adjusted operating loss, excluding special items of $1.9 million, was $32.1 million, a decrease of $44.6 million, compared to prior year’s adjusted operating income of $12.5 million.

•	Net sales decreased 9.9% to $271.1 million, compared to $300.7 million in the same period last year.

•	Consolidated comparable sales decreased 10.4%, which includes Internet, catalog and red-line sales. Consolidated comparable sales exclude stores scheduled to close under the Company’s store rationalization plan.

•	Store sales decreased 9.1% to $228.0 million, compared to $250.8 million in the same period last year. Comparable store sales decreased 11.1% in the second quarter of 2011, excluding stores scheduled to close under the Company’s store rationalization plan.

•	Direct marketing sales, including Internet, catalog and red-line, decreased 13.6% in the quarter to $43.1 million, compared to $49.9 million in the same period last year.

•	Cost of sales, buying and occupancy as a percent of net sales increased 1,150 basis points to 76.6% compared to 65.1% last year. This increase was due to a 950 basis point deterioration in merchandise margin, resulting from higher levels of markdown and promotional activity, as well as a 200 basis point deterioration in buying and occupancy costs as a percent of net sales.

•	Selling, general & administrative (SG&A) expenses as a percent of net sales increased 460 basis points to 35.6%, reflecting a $3.3 million increase in SG&A expenses over the prior year period. This dollar increase was due primarily to an increase in marketing spend over last year and a decrease in finance charge income from Talbots credit card compared to the prior year period.

•	Total inventory increased 25.8% to $163.9 million, compared to $130.3 million in the same period last year, due mainly to lower than anticipated sales volume and the earlier timing of fall receipts compared to a year ago.

•	Total outstanding debt was $83.9 million, an increase of $46.5 million compared to $37.4 million in the same period last year.

•	In the second quarter, the Company opened 7 Talbots upscale outlets, closed 9 Talbots stores and ended the period with 566 stores, including 39 Talbots upscale outlet stores.
First Half of Fiscal 2011 Operating Results:
•	Loss from continuing operations for the twenty-six weeks ended July 30, 2011 was $36.4 million, or $0.53 per share, compared to last year’s loss from continuing operations of $6.6 million, or $0.10 per share.

•	Adjusted loss from continuing operations for the twenty-six week period ended July 30, 2011, excluding special items of $6.3 million, or $0.09 per share, was $30.1 million, or $0.44 per share, compared to last year’s adjusted income from continuing operations of $31.5 million, or $0.50 per share.

•	Operating loss was $30.9 million, a decrease of $42.5 million, compared to prior year’s operating income of $11.6 million.

•	Adjusted operating loss, excluding special items of $6.3 million, was $24.5 million, a decrease of $68.7 million, compared to prior year’s adjusted operating income of $44.1 million.

•	For the twenty-six week period, total net sales decreased 7.9% to $572.4 million, compared to $621.4 million in the same period last year.

•	Consolidated comparable sales decreased 8.9%, which includes Internet, catalog and red-line sales. Consolidated comparable sales exclude stores scheduled to close under the Company’s store rationalization plan.

•	Store sales decreased 7.8% to $468.8 million, compared to $508.4 million in the same period last year. Comparable store sales decreased 9.6% for the twenty-six week period.

•	Direct marketing sales decreased 8.2% for the twenty-six week period to $103.6 million, compared to last year’s sales of $113.0 million.
Key Initiatives Update:
Store Rationalization Plan
     The Company closed 9 stores during the second quarter and has closed 15 in the first six months of the fiscal year as part of its accelerated store rationalization plan. The Company expects to close approximately 110 stores in total, including 15 to 20 consolidations, through fiscal 2013. Approximately 83 stores are expected to close in fiscal 2011, approximately 25 stores are planned for closure in fiscal 2012 and approximately two stores are planned to close in fiscal 2013.
     The 110 stores that have closed or are planned for closure contributed approximately $24.2 million in sales and $1.4 million in operating loss in the second quarter of 2011, including $1.0 million in restructuring charges. This compares to last year’s second quarter contribution of approximately $22.8 million in sales and approximately $1.6 million in operating income. There were no restructuring charges attributable to these stores in the second quarter of 2010.
Capital and Expense Management
     As an extension of the existing strategic partnership with Li & Fung, the Company’s exclusive global apparel sourcing agent, Talbots has entered into an arrangement under which the Company will have the ability to extend payment terms for an additional 30 days for merchandise purchases sourced by Li & Fung up to $50 million at any time. Beginning September 1, 2011, this arrangement is expected to remain in effect through February 2012, with an option to renew for an additional six months, subject to the approval of both parties. In connection with this exclusive sourcing arrangement, Li & Fung will also open letters of credit on behalf of Talbots for certain of its future merchandise purchases.
     Additionally, the Company has reduced its expected capital expenditures for fiscal 2011 to approximately $47 million, versus its previously planned $60 million. Talbots will also maintain close scrutiny of operating costs and will continue to pursue opportunities to lower expenses. These actions have been implemented as part of the Company’s actions to enhance its working capital, improve its cost structure and increase its financial flexibility.
Third Quarter 2011 Comments
     Third quarter-to-date sales and customer traffic continue to trend negative, with top-line sales to date down approximately 8% compared to the same period last year. The Company expects high levels of promotional and markdown activity to continue throughout the third quarter, resulting in an expected increase in cost of sales, buying and occupancy as a percent of net sales of approximately 600 to 800 basis points compared to the same period last year. Selling, general and administrative expenses on a dollar basis are expected to decrease slightly compared to the prior year third quarter, including planned incremental marketing investments offset by cost reductions in other areas.
     Ms. Sullivan concluded, “While sales quarter-to-date remain under pressure, thus far in September our sales trends have meaningfully improved versus August and we are seeing better performance in those key merchandise categories where we focused on making adjustments to the product design. Looking ahead to the back half of the year, we anticipate challenging market conditions may persist given the uncertain economic environment and inflationary pressures. However, we continue to be focused on our key strategic initiatives and are taking aggressive action to execute against our long-term plan.”
     The above outlook is based on the Company’s internal assumptions and estimates, is subject to its accompanying forward-looking statement and is not a guarantee of future performance or financial condition.
Conference Call Details
     As previously announced, Talbots will host a conference call today September 7, 2011, at 10:00 a.m. local time to discuss second quarter 2011 results. To listen to the live call, please dial (866) 336-2423, passcode “TLB” or log on to www.thetalbotsinc.com/ir/ir.asp. The call will be archived on its web site www.thetalbotsinc.com for a period of twelve months. In addition, an audio replay of the call will be available shortly after its conclusion and archived through September 9, 2011. This archived call may be accessed by dialing (855) 859-2056; passcode 90524899.
     The Talbots, Inc. is a leading specialty retailer and direct marketer of women’s apparel, shoes and accessories. At the end of the second quarter 2011, the Company operated 566 Talbots stores in 46 states and Canada. Talbots brand on-line shopping site is located at www.talbots.com.

CONTACT:	The Talbots, Inc.
Julie Lorigan
Senior Vice President, Investor and Media Relations
(781) 741-7775

FD
Leigh Parrish, Evan Goetz
Investor and Media Relations
(212) 850-5651, (212) 850-5639

Forward-looking Information
     This Press Release contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “look,” “projected,” “believe,” “anticipate,” “outlook,” “will,” “would,” “should,” “intend,” “potential” or similar statements or variations of such terms. All of the information concerning our future liquidity, future net sales, margins and other future financial performance and results, achievement of operating plan or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information. Our forward-looking statements are based on a series of expectations, assumptions, estimates and projections about the Company, are not guarantees of future results or performance and involve substantial risks and uncertainty, including assumptions and projections concerning our internal operating plan, regular-price, promotional and markdown selling, operating cash flows, liquidity and sources and availability of credit for all forward periods. Our business and our forward-looking statements involve substantial known and unknown risks and uncertainties, including the following risks and uncertainties:
•	the ability to successfully increase our customer traffic and the success and customer acceptance of our merchandise offerings in our stores, on our website and in our catalogs;

•	the risks associated with our efforts to successfully implement, adjust as appropriate and achieve the benefits of our current strategic initiatives including store segmentation, store re-imaging, store rationalization, enhanced marketing, information technology reinvestments, upscale outlet expansion and any other future initiatives that we may undertake;

•	the ability to achieve our operating plan and strategic plan for operating results, working capital and cash flows;

•	the ability to access on satisfactory terms, or at all, adequate financing and other sources of liquidity, as and when necessary, to fund our continuing operations, working capital needs, strategic initiatives and other cash needs, and to obtain further increases in our Credit Facility or obtain other or additional credit facilities or other internal or external liquidity sources if cash flows from operations or other capital resources are not sufficient for our cash requirements at any time or times;

•	the satisfaction of all borrowing conditions under our Credit Facility including accuracy of all representations and warranties, no defaults or events of default, absence of material adverse effect or change and all other borrowing conditions;

•	the risks associated with our efforts to maintain our traditional customer and expand to attract new customers;

•	the risks associated with competitive pricing pressures and the current increased promotional environment;

•	the risks associated with our on-going efforts to adequately manage the increase in various input costs, including increases in the price of raw materials, higher labor costs in countries of manufacture and any significant increases in the price of fuel, which impacts our freight costs;

•	the continuing material impact of the U.S. economic environment on our business, continuing operations, liquidity and financial results, including any negative impact on consumer discretionary spending, substantial loss of household wealth and savings and continued high unemployment levels;

•	the ability to continue to purchase merchandise on open account purchase terms at existing or future expected levels and with acceptable payment terms and the risk that suppliers could require earlier or immediate payment or other security due to any payment concerns;

•	the ability to attract and retain talented and experienced executives that are necessary to execute our strategic initiatives;

•	the ability to accurately estimate and forecast future regular-price, promotional and markdown selling and other future financial results and financial position;

•	the risks associated with our appointment of an exclusive global merchandise buying agent, including that the anticipated benefits and cost savings from this arrangement may not be realized or may take longer to realize than expected and the risk that upon any cessation of the relationship, for any reason, we would be unable to successfully transition to an internal or other external sourcing function;

•	the risks and uncertainties in connection with any need to source merchandise from alternate vendors;

•	any impact to or disruption in our supply of merchandise;

•	the ability to successfully execute, fund and achieve the expected benefits of our supply chain initiatives;

•	any significant interruption or disruption in the operation of our distribution facility or the domestic and international transportation infrastructure;

•	the risk that estimated or anticipated costs, charges and liabilities to settle and complete the transition and exit from and disposal of the J. Jill business, including both retained obligations and contingent risk for assigned obligations, may materially differ from or be materially greater than anticipated;

•	any future store closings and the success of and necessary funding for closing underperforming stores;

•	the ability to reduce spending as needed;

•	any negative publicity concerning the specialty retail business in general or our business in particular;

•	the risk of impairment of goodwill and other intangible or long-lived assets;
•	the risk associated with our efforts in transforming our information technology systems to meet our changing business systems and operations;

•	the risks associated with any further decline in our stock price, including satisfaction of NYSE continued listing criteria which requires the average closing price of our common stock to be greater than $1.00 over 30 consecutive trading days and minimum levels of market capitalization; and
•	the risks and uncertainties associated with the outcome of current and future litigation, claims, tax audits and tax and other proceedings and the risk that actual liabilities, assessments or other financial impact will exceed any estimated, accrued or expected amounts or outcomes.
     All of our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, we do not undertake or plan to update or revise any such forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections or other circumstances affecting such forward-looking statements occurring after the date of this Press Release, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized. Any public statements or disclosures by us following this Press Release which modify or impact any of the forward-looking statements contained in this Press Release will be deemed to modify or supersede such statements in this Press Release.
     In addition to the information set forth in this Press Release, you should carefully consider the risk factors and risks and uncertainties included in our Annual Report on Form 10-K for the fiscal year ended January 29, 2011 and other periodic reports filed with the SEC.

THE TALBOTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
Amounts in thousands except per share data

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 30,	July 31,	July 30,	July 31,
	2011	2010	2011	2010
Net sales	$271,092	$300,742	$572,402	$621,403

Costs and expenses
Cost of sales, buying and occupancy	207,702	195,777	401,667	376,622
Selling, general and administrative	96,411	93,075	196,222	201,214
Restructuring charges	1,005	112	3,270	5,071
Impairment of store assets	—	—	1,217	6
Merger-related costs	—	3,050	885	26,863

Operating (loss) income	(34,026)	8,728	(30,859)	11,627

Interest
Interest expense	2,571	6,370	4,615	14,805
Interest income	19	21	35	42

Interest expense, net	2,552	6,349	4,580	14,763

(Loss) income before taxes	(36,578)	2,379	(35,439)	(3,136)

Income tax expense	776	1,858	1,007	3,439

(Loss) income from continuing operations	(37,354)	521	(36,446)	(6,575)

Income (loss) from discontinued operations, net of taxes	21	420	(148)	3,148

Net (loss) income	$(37,333)	$941	$(36,594)	$(3,427)

Basic (loss) earnings per share:
Continuing operations	$(0.54)	$0.01	$(0.53)	$(0.10)
Discontinued operations	—	—	—	0.05

Net (loss) earnings	$(0.54)	$0.01	$(0.53)	$(0.05)

Diluted (loss) earnings per share:
Continuing operations	$(0.54)	$0.01	$(0.53)	$(0.10)
Discontinued operations	—	—	—	0.05

Net (loss) earnings	$(0.54)	$0.01	$(0.53)	$(0.05)

Weighted average shares outstanding:

Basic	69,074	68,338	68,891	63,105

Diluted	69,074	69,520	68,891	63,105

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
Amounts in thousands

	July 30,	January 29,	July 31,
	2011	2011	2010
Cash and cash equivalents	$7,128	$10,181	$4,650
Customer accounts receivable, net	136,732	145,472	155,606
Merchandise inventories	163,922	158,040	130,344
Other current assets	54,721	37,419	57,474

Total current assets	362,503	351,112	348,074

Property and equipment, net	180,561	186,658	195,004
Goodwill	35,513	35,513	35,513
Trademarks	75,884	75,884	75,884
Other assets	18,292	19,349	19,527

Total Assets	$672,753	$668,516	$674,002

Accounts payable	$112,535	$91,855	$80,153
Accrued liabilities	117,388	137,824	147,487
Revolving credit facility	83,898	25,516	37,365

Total current liabilities	313,821	255,195	265,005

Deferred rent under lease commitments	84,863	93,440	103,588
Deferred income taxes	28,456	28,456	28,456
Other liabilities	94,414	107,839	112,810
Stockholders’ equity	151,199	183,586	164,143

Total Liabilities and Stockholders’ Equity	$672,753	$668,516	$674,002

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
Amounts in thousands

	Twenty-Six Weeks Ended
	July 30,	July 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(36,594)	$(3,427)
(Loss) income from discontinued operations	(148)	3,148

Loss from continuing operations	(36,446)	(6,575)
Depreciation and amortization	28,021	31,490
Stock-based compensation	5,149	7,755
Amortization of debt issuance costs	1,100	1,996
Impairment of store assets	1,217	6
Gift card breakage income	(295)	—
Deferred and other items	(7,411)	(3,198)
Changes in:
Customer accounts receivable	8,789	8,013
Merchandise inventories	(5,717)	12,442
Accounts payable	16,755	(24,184)
Accrued liabilities	(19,036)	4,075
All other working capital	(31,189)	(21,255)

Net cash (used in) provided by operating activities	(39,063)	10,565

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(19,162)	(5,935)
Proceeds from disposal of property and equipment	24	15
Cash acquired in merger with BPW Acquisition Corp.	—	332,999

Net cash (used in) provided by investing activities	(19,138)	327,079

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on revolving credit facility	938,100	684,338
Payments on revolving credit facility	(879,718)	(646,973)
Payments on related party borrowings	—	(486,494)
Payment of debt issuance costs	—	(5,993)
Payment of equity issuance costs	—	(3,594)
Proceeds from warrants exercised	—	19,042
Proceeds from options exercised	1	414
Purchase of treasury stock	(2,267)	(1,800)

Net cash provided by (used in) financing activities	56,116	(441,060)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	378	333

CASH FLOWS FROM OPERATING ACTIVITIES OF DISCONTINUED OPERATIONS	(1,346)	(5,042)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(3,053)	(108,125)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	10,181	112,775

CASH AND CASH EQUIVALENTS, END OF PERIOD	$7,128	$4,650

SEC Regulation G
THE TALBOTS, INC. AND SUBSIDIARIES
Reconciliation of GAAP (loss) income from continuing operations to non-GAAP (“adjusted”) (loss) income from continuing operations (unaudited)
Amounts in thousands except per share amounts

	For the 13 weeks ended		For the 13 weeks ended
	July 30, 2011		July 31, 2010
(Loss) income from continuing operations	$(37,354)	$(0.54)	$521	$0.01
Restructuring charges	1,005	0.02	112	—
Merger-related costs	—	—	3,050	0.04
Store re-image initiative (a)	886	0.01	577	0.01
Change in tax estimate (b)	—	—	5,546	0.08

Adjusted (loss) income from continuing operations	$(35,463)	$(0.51)	$9,806	$0.14

	For the 26 weeks ended		For the 26 weeks ended
	July 30, 2011		July 31, 2010
Loss from continuing operations	$(36,446)	$(0.53)	$(6,575)	$(0.10)
Restructuring charges	3,270	0.05	5,071	0.08
Impairment of store assets	1,217	0.02	6	—
Merger-related costs	885	0.01	26,863	0.42
Store re-image initiative (a)	959	0.01	577	0.01
Change in tax estimate (b)	—	—	5,546	0.09

Adjusted (loss) income from continuing operations	$(30,115)	$(0.44)	$31,488	$0.50

Reconciliation of GAAP operating (loss) income to non-GAAP (“adjusted”) operating (loss) income (unaudited)
Amounts in thousands

	For the 13 weeks ended	For the 13 weeks ended
	July 30, 2011	July 31, 2010
Operating (loss) income	$(34,026)	$8,728
Restructuring charges	1,005	112
Merger-related costs	—	3,050
Store re-image initiative (a)	886	577

Adjusted operating (loss) income	$(32,135)	$12,467

	For the 26 weeks ended	For the 26 weeks ended
	July 30, 2011	July 31, 2010
Operating (loss) income	$(30,859)	$11,627
Restructuring charges	3,270	5,071
Impairment of store assets	1,217	6
Merger-related costs	885	26,863
Store re-image initiative (a)	959	577

Adjusted operating (loss) income	$(24,528)	$44,144

(a)	Costs incurred related to the store re-image initiative include accelerated depreciation of leasehold improvements and other costs associated with property disposed of under the program.

(b)	In the second quarter of 2010, the Company changed its estimate related to certain previously existing uncertain tax positions (FIN 48 liabilities), based on new information. The tax and interest expense recorded represents the Company’s best estimate of potential exposure.

THE TALBOTS, INC. AND SUBSIDIARIES
Additional Store Metrics
Store Count (unaudited)

	July 31,
	2010	Openings	Closings	January 29, 2011	Openings	Closings	Conversions	July 30, 2011
Retail	537	—	(16)	521	—	(15)	—	506
Upscale Outlets	22	7	(1)	28	13	—	(2)	39
Surplus Outlets	21	—	(2)	19	—	—	2	21

Total	580	7	(19)	568	13	(15)	—	566

Total Store Selling Square Footage (unaudited)
Amounts in thousands

	July 31,	January 29,	July 30,
	2010	2011	2011
Retail	2,951	2,870	2,818
Upscale Outlets	81	101	133
Surplus Outlets	165	149	157

Total	3,197	3,120	3,108